U.S. WIRELESS DATA, INC. ANNOUNCES $37.8 EQUITY FINANCING


New York, NY - March 20, 2000 - U.S.  Wireless Data,  Inc. (OTC Bulletin  Board:
USWDA) announced today that it has received $37.8 million of gross proceeds from a previously reported private offering of its securities to accredited investors. The financing involved the issuance of shares of Series C Convertible Preferred Stock which are convertible into common stock at a conversion price of $1.50 per share, and warrants to purchase a number of shares of common stock equal to 25% of the number of shares into which the Series C Convertible Preferred Stock is convertible at $1.50 per share. Investors in the private offering have agreed to a one-year lock-up subject to an extension for an additional six months under certain circumstances.

Dean M. Leavitt, the Company's CEO, stated, "This financing alleviates the severe capital constraints under which the Company has been operating and enables us to aggressively roll-out our wireless point-of-sale solutions."

The securities referred to above have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

U.S. Wireless Data, Inc. has developed and is marketing its proprietary technology that brings together three large, rapidly growing industries - transaction processing, wireless data transport and the Internet - to enable wireless payment processing. The Company's Wireless Express Payment Service
("WEPS") provides a gateway between all of the parties within a wireless point-of-sale ("POS") transaction. This enables businesses that require mobility (i.e., not tethered to a telephone line) and/or faster transaction speed to accept wireless point-of-sale payments. Examples include transportation services, delivery services, and fast food restaurants, among others. By providing a seamless interface between a merchant's POS terminals, wireless carriers and card processors, credit, debit and other card transactions can be processed almost as fast as cash, without the cost and inconvenience of being tethered to a telephone line. In addition, WEPS' Internet-based tools offer on-line, real-time transaction monitoring, remote diagnostics and automated terminal activation.

Forward-Looking Statements: Except for historical information contained herein, this news release contains forward-looking statements that involve risk and uncertainties. While the management of the Company believes that current expectations reflect reasonable assumptions, actual results could vary materially depending on risks and uncertainties including, but not limited to: success of the Company's new business plan; market acceptance of the Company's products; the Company's requirement for additional capital; , the failure to execute definitive agreement with potential strategic alliance partners; technological change; system capacity constraints or system failures; the ability of the Company to develop new distribution channels; or competition. The Company assumes no obligation to update this information. The reports filed by the Company pursuant to United States securities laws contain a detailed discussion of these factors and certain other risks to which the Company is subject. Management of the Company advises the reader to review these reports (which are available from the United States Securities and Exchange Commission's EDGAR database at http://www.sec.gov and at various other reference facilities in the United States).


Company Contact:                         Investor Relations Contact:
Dean M. Leavitt                          Lippert/Heilshorn & Associates, Inc.
Chairman and CEO                         John Nesbett/William Walkowiak, CFA
(212) 750-7766                           (212) 838-3777
www.uswirelessdata.com